Exhibit 3

Consent of PricewaterhouseCoopers LLP

We hereby consent to the inclusion in Tesco Corporation’s Annual Report on Form 40-F for the year ended December 31, 2002 of our audit report dated March 7, 2003, on the consolidated balance sheets of Tesco Corporation as at December 31, 2002 and 2001, and the consolidated statements of earnings and retained earnings and cash flows for each of the years in the three-year period ended December 31, 2002, to be filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

Chartered
Accountants
Calgary, Alberta
March 7, 2003